MINCO GOLD CORPORATION

audit committee charter

(as of November 8, 2012)

I.	Mandate and Purpose of the Committee

The Audit Committee (the “Committee”) of the board of directors (the “Board”) of Minco Gold Corporation (the “Company”) is a standing committee of the Board whose primary function is to assist the Board in fulfilling its oversight responsibilities relating to:

(a)	the integrity of the Company’s financial statements;
(b)	the Company’s compliance with legal and regulatory requirements, as they relate to the Company’s financial statements;
(c)	the qualifications, independence and performance of the Company’s auditor;
(d)	internal controls and disclosure controls;
(e)	the performance of the Company’s internal audit function;
(f)	consideration and approval of certain related party transactions; and
(g)	performing the additional duties set out in this Charter or otherwise delegated to the Committee by the Board.
II.	Authority

The Committee has the authority to:

(a)	engage and compensate independent counsel and other advisors as it determines necessary or advisable to carry out its duties; and
(b)	communicate directly with the Company’s auditor.

The Committee has the authority to delegate to individual members or subcommittees of the Committee.

III.	Composition and Expertise

The Committee shall be composed of a minimum of three members, each whom is a director of the Company. Each Committee member must be “independent” and “financially literate” as such terms are defined in applicable securities legislation.

Committee members shall be appointed annually by the Board at the first meeting of the Board following each annual meeting of shareholders. Committee members hold office until the next annual meeting of shareholders or until they are removed by the Board or cease to be directors of the Company.

The Board shall appoint one member of the Committee to act as Chair of the Committee. If the Chair of the Committee is absent from any meeting, the Committee shall select one of the other members of the Committee to preside at that meeting.

IV.	Meetings

Any member of the Committee or the auditor may call a meeting of the Committee. The Committee shall meet at least four times per year and as many additional times as the Committee deems necessary to carry out its duties. The Chair shall develop and set the Committee’s agenda, in consultation with other members of the Committee, the Board and senior management.

Notice of the time and place of every meeting shall be given in writing to each member of the Committee, at least 72 hours (excluding holidays) prior to the time fixed for such meeting. The Company’s auditor shall be given notice of every meeting of the Committee and, at the expense of the Company, shall be entitled to attend and be heard thereat. If requested by a member of the Committee, the Company’s auditor shall attend every meeting of the Committee held during the term of office of the Company’s auditor.

A majority of the Committee shall constitute a quorum. No business may be transacted by the Committee except at a meeting of its members at which a quorum of the Committee is present in person or by means of such telephonic, electronic or other communications facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously.

The Committee may invite such directors, officers and employees of the Company and advisors as it sees fit from time to time to attend meetings of the Committee.

The Committee shall meet without management present whenever the Committee deems it appropriate.

The Committee shall appoint a Secretary who need not be a director or officer of the Company. Minutes of the meetings of the Committee shall be recorded and maintained by the Secretary and shall be subsequently presented to the Committee for review and approval.

V.	Committee and Charter Review

The Committee shall conduct an annual review and assessment of its performance, effectiveness and contribution, including a review of its compliance with this Charter. The Committee shall conduct such review and assessment in such manner as it deems appropriate and report the results thereof to the Board.

The Committee shall also review and assess the adequacy of this Charter on an annual basis, taking into account all legislative and regulatory requirements applicable to the Committee, as well as any guidelines recommended by regulators or the Toronto Stock Exchange and shall recommend changes to the Board thereon.

VI.	Reporting to the Board

The Committee shall report to the Board in a timely manner with respect to each of its meetings held. This report may take the form of circulating copies of the minutes of each meeting held.

VII.	Duties and Responsibilities
(a)	Financial Reporting

The Committee is responsible for reviewing and recommending approval to the Board of the Company’s annual and interim financial statements, MD&A and related news releases, before they are released.

The Committee is also responsible for:

(i)	being satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, other than the public disclosure referred to in the preceding paragraph, and for periodically assessing the adequacy of those procedures;
(ii)	engaging the Company’s auditor to perform a review of the interim financial statements and receiving from the Company’s auditor a formal report on the auditor’s review of such interim financial statements;
(iii)	discussing with management and the Company’s auditor the quality of applicable accounting principles and financial reporting standards, not just the acceptability of thereof;
(iv)	discussing with management any significant variances between comparative reporting periods; and
(v)	in the course of discussion with management and the Company’s auditor, identifying problems or areas of concern and ensuring such matters are satisfactorily resolved.
(b)	Auditor

The Committee is responsible for recommending to the Board:

(i)	the auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and
(ii)	the compensation of the Company’s auditor.

The Company’s auditor reports directly to the Committee. The Committee is directly responsible for overseeing the work of the Company’s auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the Company’s auditor regarding financial reporting.

(c)	Relationship with the Auditor

The Committee is responsible for reviewing the proposed audit plan and proposed audit fees. The Committee is also responsible for:

(i)	establishing effective communication processes with management and the Company’s auditor so that it can objectively monitor the quality and effectiveness of the auditor’s relationship with management and the Committee;
(ii)	receiving and reviewing regular feedback from the auditor on the progress against the approved audit plan, important findings, recommendations for improvements and the auditor’s final report;
(iii)	reviewing, at least annually, a report from the auditor on all relationships and engagements for non-audit services that may be reasonably thought to bear on the independence of the auditor; and
(iv)	meeting in camera with the auditor whenever the Committee deems it appropriate.
(d)	Accounting Policies

The Committee is responsible for:

(i)	reviewing the Company’s accounting policy note to ensure completeness and acceptability with applicable accounting principles and financial reporting standards as part of the approval of the financial statements;
(ii)	discussing and reviewing the impact of proposed changes in accounting standards or securities policies or regulations;
(iii)	reviewing with management and the auditor any proposed changes in major accounting policies and key estimates and judgments that may be material to financial reporting;
(iv)	discussing with management and the auditor the acceptability, degree of aggressiveness/conservatism and quality of underlying accounting policies and key estimates and judgments; and
(v)	discussing with management and the auditor the clarity and completeness of the Company’s financial disclosures.

(e)	Risk and Uncertainty

The Committee is responsible for reviewing, as part of its approval of the financial statements:

(i)	uncertainty notes and disclosures; and
(ii)	MD&A disclosures.

The Committee, in consultation with management, will identify the principal business risks and decide on the Company’s “appetite” for risk. The Committee is responsible for reviewing related risk management policies and recommending such policies for approval by the Board. The Committee is then responsible for communicating and assigning to the applicable Board committee such policies for implementation and ongoing monitoring.

The Committee is responsible for requesting the auditor’s opinion of management’s assessment of significant risks facing the Company and how effectively they are managed or controlled.

(f)	Controls and Control Deviations

The Committee is responsible for reviewing:

(i)	the plan and scope of the annual audit with respect to planned reliance and testing of controls; and
(ii)	major points contained in the auditor’s management letter resulting from control evaluation and testing.

The Committee is also responsible for receiving reports from management when significant control deviations occur.

(g)	Compliance with Laws and Regulations

The Committee is responsible for reviewing regular reports from management and others (e.g. auditors) concerning the Company’s compliance with financial related laws and regulations, such as:

(i)	tax and financial reporting laws and regulations;
(ii)	legal withholdings requirements;
(iii)	environmental protection laws; and
(iv)	other matters for which directors face liability exposure.

(h)	Related Party Transactions

All transactions between the Company and a related party (each a “related party transaction”), other than transactions entered into in the ordinary course of business, shall be presented to the Committee for consideration.

The term “related party” includes (i) all directors, officers, employees, consultants and their associates (as that term is defined in the Securities Act (Ontario)), as well as all entities with common directors, officers, employees and consultants (each “general related parties”), and (ii) all other individuals and entities having beneficial ownership of, or control or direction over, directly or indirectly securities of the Company carrying more than 10% of the voting rights attached to all of the Company’s outstanding voting securities (each “10% shareholders”).

Related party transactions involving general related parties which are not material to the Company require review and approval by the Committee. Related party transactions that are material to the Company or that involve 10% shareholders require approval by the Board, following review thereof by the Committee and the Committee providing its recommendation thereon to the Board.

VIII.	Non-Audit Services

All non-audit services to be provided to the Company or its subsidiary entities by the Company’s auditor must be pre-approved by the Committee.

IX.	Submission Systems and Treatment of Complaints

The Committee is responsible for establishing procedures for:

(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and
(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee is responsible for reviewing complaints and concerns that are brought to the attention of the Chair of the Audit Committee and for ensuring that any such complaints and concerns are appropriately addressed. The Committee shall report quarterly to the Board on the status of any complaints or concerns received by the Committee.

PROCEDURE FOR REPORTING OF FRAUD OR CONTROL WEAKNESSES

Each employee is expected to report situations in which he or she suspects fraud or is aware of any internal control weaknesses. An employee should treat suspected fraud seriously, and ensure that the situation is brought to the attention of the Committee. In addition, weaknesses in the internal control procedures of the Company that may result in errors or omissions in financial information, or that create a risk of potential fraud or loss of the Company’s assets, should be brought to the attention of both management and the Committee.

To facilitate the reporting of suspected fraud, it is the policy of Company that the employee (the “whistleblower”) has anonymous and direct access to the Chair of the Audit Committee. The current Chair, Mr. Malcolm Clay, can be reached at 604-788-0693. Should a new Chair be appointed prior to the updating of this document, current Chair will ensure that the whistleblower is able to reach the new Chair in a timely manner. In the event that the Chair of the Audit Committee cannot be reached, the whistleblower should contact the Chair of the Board of Directors. Access to the names and place of employment of the Company’s Directors can be found in the Company’s website.

In addition, it is the policy of the Company that employees concerned about reporting internal control weaknesses directly to management are able to report such weaknesses to the Committee anonymously. In this case, the employee should follow the same procedure detailed above for reporting suspected fraud.

X.	Hiring Policies

The Committee is responsible for reviewing and approving the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former auditor of the Company.

Updated by the Board on November 8, 2012.